Exhibit 99.1

Flexsteel Reports Strongest First Quarter in History

DUBUQUE, Iowa--(BUSINESS WIRE)--October 14, 2014--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported record first quarter net sales and net income.

Financial Highlights:

  Net sales increased 4% to $109 million.
  Distribution Facility purchased for $24 million

Net sales were $109 million for the quarter ended September 30, 2014, a 4% increase from the prior year quarter. Net income was $4.9 million or $0.64 per share compared to $3.8 million or $0.51 per share in the prior year. Adjusted net income for the current quarter increased 14% to $5.0 million or $0.65 per share compared to $4.4 million or $0.59 per share in the prior year. For additional information regarding adjusted net income and adjusted earnings per share (which are non-GAAP measures), please refer to the reconciliation and other information included in the attached schedules.

The following table compares net sales for the quarters ended September 30, 2014 and 2013 (in millions):

	2014	2013	$ Change	% Change

Residential	$92	$84	$8	9%
Commercial	17	20	(3)	-15%
Total	$109	$104	$5	4%

Gross margin as a percent of net sales for the quarter ended September 30, 2014 was 23.5% compared to 22.7% for the prior year quarter. The improvement is from product mix changes and focus on margin realization.

Selling, general and administrative (SG&A) expenses for the current quarter was 16.9% of net sales compared to 17.5% of net sales in the prior year quarter. Indiana civil litigation defense costs in the current quarter were $0.8 million or 0.8% of net sales lower than the prior year period.

The company realized a non-taxable gain on life insurance of $0.4 million, or $0.06 per share in the current quarter. The gain is included in “interest and other income” in the consolidated statements of income.

Working capital (current assets less current liabilities) at September 30, 2014 was $107 million compared to $129 million at June 30, 2014. The company purchased land and a building in Edgerton, Kansas for $24 million, to be used as a distribution facility, utilizing cash of $12 million and short-term borrowings of $12 million. Accounts payable increased $10 million primarily due to the timing of payments to suppliers. Inventory increased $8 million to support anticipated increased sales volume in upholstered, case goods and ready-to-assemble product categories.

The company generated $3 million in cash flow from operations reflecting net income of $5 million, depreciation expense of $1 million and changes in operating assets and liabilities of $3 million. Dividend payments totaled $1 million for the quarter.

All earnings per share amounts are on a diluted basis.

Outlook

Due to existing strong order backlog and positive order trends the Company expects top line growth will continue for fiscal year 2015. Residential growth is expected from existing customers and products, and through expanding our product portfolio and customer base. The Company believes this growth will be led by increased demand for upholstered, case goods and ready-to-assemble products. The Company anticipates sales of commercial products consistent with fiscal year 2014. The Company is confident in its ability to take advantage of market opportunities.

The Company has two multi-year initiatives in progress designed to enhance customer experience and increase shareholder value. In anticipation of future growth we are implementing a logistics strategy, and are assessing our business information system requirements. Consistent with the logistics strategy, the Company will be investing an additional $8-$10 million to complete interior construction and to equip the distribution facility. We are in the early stages of the business information system assessment. The timing and level of additional investment required for these initiatives will be evaluated as the projects progress. Other operating capital expenditures are estimated to be $5.0 million for the remainder of fiscal 2015. The Company believes it has adequate working capital and borrowing capabilities.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and increasing profitability. We believe these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the "Company") was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and commercial upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company's products are intended for use in home, office, hotel, healthcare and other commercial applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name "Flexsteel" is derived. The Company distributes its products throughout the United States through the Company's sales force and various independent representatives.

Analysts Conference Call

The Company will host a conference call for analysts on October 15, 2014, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 99169014. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-855-859-2056 or 1-404-537-3406 and entering ID# 99169014.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	June 30,
	2014	2014
ASSETS

CURRENT ASSETS:
Cash	$10,307	$22,176
Trade receivables, net	40,941	38,536
Inventories	106,160	97,940
Other	8,012	6,758
Total current assets	165,420	165,410

NONCURRENT ASSETS:
Property, plant, and equipment, net	56,736	31,900
Other assets	13,232	12,903

TOTAL	$235,388	$210,213

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$25,479	$15,818
Notes payable	11,996	-
Accrued liabilities	20,713	20,948
Total current liabilities	58,188	36,766

LONG-TERM LIABILITIES:
Other long-term liabilities	6,754	6,712
Total liabilities	64,942	43,478

SHAREHOLDERS’ EQUITY	170,446	166,735

TOTAL	$235,388	$210,213

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	September 30,
	2014	2013
NET SALES	$108,666	$104,348
COST OF GOODS SOLD	(83,146)	(80,703)
GROSS MARGIN	25,520	23,645
SELLING, GENERAL AND ADMINISTRATIVE	(18,391)	(18,209)
OPERATING INCOME	7,129	5,436
INTEREST AND OTHER INCOME	619	502
INCOME BEFORE INCOME TAXES	7,748	5,938
INCOME TAX PROVISION	(2,870)	(2,170)
NET INCOME	$4,878	$3,768

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,371	7,125
Diluted	7,667	7,432
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.66	$0.53
Diluted	$0.64	$0.51

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended
	September 30,
	2014	2013
OPERATING ACTIVITIES:
Net income	$4,878	$3,768
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	1,096	1,011
Deferred income taxes	86	(244)
Stock-based compensation expense	282	105
Excess Tax benefit from share based payments	113	-
Provision for losses on accounts receivable	(19)	86
Gain on disposition of capital assets	(21)	(5)
Changes in operating assets and liabilities	(3,261)	(3,478)
Net cash provided by operating activities	3,154	1,243

INVESTING ACTIVITIES:
Net purchases of investments	(90)	(324)
Proceeds from sale of capital assets	26	11
Capital expenditures	(25,841)	(679)
Net cash used in investing activities	(25,905)	(992)

FINANCING ACTIVITIES:
Dividends paid	(1,106)	(1,066)
Excess tax benefit from share based payments	(113)	-
Proceeds from issuance of common stock	105	506
Proceeds from short-term borrowings	11,996	-
Net cash provided by (used in) financing activities	10,882	(560)

Decrease in cash	(11,869)	(309)
Cash at beginning of period	22,176	10,934
Cash at end of period	$10,307	$10,625

SEC REG G NON-GAAP DISCLOSURE (Unaudited)
IMPACT OF INDIANA CIVIL LITIGATION

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors with useful information on the impact of Indiana civil litigation costs. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the quarter ended September 30th:

(in millions, net of income tax)
	2014	2013
Net income	$4.9	$3.8
Defense costs	0.1	0.6
Adjusted net income	$5.0	$4.4

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share (EPS) of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share of common stock to the calculation of adjusted diluted earnings per share of common stock for the quarter ended September 30th:

	2014	2013
Diluted EPS of common stock	$0.64	$0.51
Defense costs	0.01	0.08
Adjusted diluted EPS of common stock	$0.65	$0.59

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer